Exhibit 10.11

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is entered into effective the 1st day of August, 2008 (the “Effective Date”) by and between AVI BioPharma, Inc., an Oregon corporation (“Company”) and J. David Boyle II (“Employee”).

RECITALS

A. Whereas, Company and Employee are parties to that certain Employment Agreement dated the 24th day of July, 2008, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”).

B. Whereas, the Company and the Employee desire to amend certain provisions of the Employment Agreement.

Now, therefore, in consideration of the representations, warranties and covenants contained herein, the Company and the Employee agree as follows:

AGREEMENT

1.	Section 3(c) of the Employment Agreement shall be amended and restated to provide as follows:

(c) Equity Compensation.

(i) On the date the Employee commences employment with the Company, the Employee will be granted options to purchase Three Hundred Fifty Thousand (350,000) shares of the Company’s common stock (the “Standard Options”) under the Company’s 2002 Equity Incentive Plan (the “Plan”), with an exercise price at the fair market value of the Company common stock on the Effective Date. Subject to accelerated vesting or termination as set forth herein, the Standard Options shall vest in equal annual installments over three (3) years.

(ii) In addition, on the date the Employee commences employment with the Company, the Employee will be granted options to purchase an additional One Hundred Fifty Thousand (150,000) options (the “Performance Options” and, together with the Standard Options, the “Options”) under the Plan with an exercise price at the fair market value of the Company common stock on the Effective Date. The Performance Options shall vest in the event that the Company closes an equity financing transaction on or before December 31, 2008 in which the Company raises gross proceeds of not less than $15.00MM with an implied equity value of the Company pre-closing of not less than $2.50 per share (a “Qualified Financing”). Notwithstanding anything to the contrary

EXECUTION

herein, in the event that the effect of an event that constitutes a Change in Control (as such term is defined in Section 13(f) hereof) denies or would reasonably be expected to deny Employee the opportunity to achieve the vesting milestone set forth in this Section 3(c)(ii), the Performance Options shall fully vest upon the effective date of the Change in Control.

(iii) The exercise price of the Options and all other terms and conditions associated with the Options shall be determined in accordance with the Plan and grants (the forms of which are annexed hereto as Exhibit B and Exhibit C, respectively). To the maximum extent possible, the Options shall be Incentive Stock Options.

2.	Section 23 of the Employment Agreement shall be amended and restated to provide as follows:

Section 409A; Section 280G

(a) Section 409A

(i)	It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee or the Company with regard to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”). This Agreement shall be interpreted to that end and consistent with that objective. The Company and the Employee shall, to the extent necessary to comply with Section 409A and permitted thereunder, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of the additional tax and interest under Section 409A(a)(1)(B), provided that any such reformation shall not negatively impact the economics of the Company or the Employee hereunder. Notwithstanding any other provision herein, if Employee is a “specified employee,” as defined in, and pursuant to, Treasury Regulation Section 1.409A-1(i) or any successor regulation, on the date of termination, no payment of any “deferred compensation”, as defined under Treasury Regulation Section 1.409A or any successor regulation, shall be made to Employee during the period lasting until the earlier of six (6) months from the date of termination or upon Employee’s death. If any payment to Employee is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence or, if in the case of Employee’s death, promptly thereafter.

(ii)

Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the

Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

(iii)	With regard to any installment payment, each installment thereof shall be deemed a separate payment for purposes of Section 409A of the Code.

(b) Section 280G

(i)	Except as provided below, the payments or benefits to which Employee will be entitled under Section 13 of the Agreement will be reduced to the extent necessary so that Employee will not be liable for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code of 1986, as amended (“Code”).

(ii)	The limitation above will not apply if:

(1) the difference between

(A) the present value of all payments to which Employee is entitled under Section 13 of the Agreement determined without regard to the limitation above, less

(B) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such payments; exceeds

(2) the difference between

(A) the present value of all payments to which Employee is entitled under Section 13 of the Agreement calculated as if the limitation above applies, less

(B) the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such reduced payments.

(iii)	Present values will be determined using the interest rate specified in section 280G of the Code and will be the present values as of the date on which Employee’s employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

3.	In all other respects, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective the date first set forth above.

DATED the 15th day of August, 2008.		DATED the 6th day of August, 2008.

AVI BioPharma, Inc.

By:	/s/ Leslie Hudson	/s/ J. David Boyle II
Name:	Leslie Hudson, PhD	J. David Boyle II
Title:	Chief Executive Officer